Lock-Up Agreement

January 7, 2014

Development Capital Group, Inc.

Re:  Lock-Up

Dear Sirs:

In connection with the ownership of 6,000,000 shares of Common Stock (“Undersigned’s Shares”) of Development Capital Group, Inc. (“Company”), the undersigned agrees that, commencing on the date above (the “Effective Date”), and during the period specified below (the “Lock-Up Period”), the undersigned shall only offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any of the Undersigned’s Shares according to the terms herein.  This Lock-Up Agreement shall not apply to any shares of Common Stock of the Company acquired by the undersigned on the open market after the Effective Date.

The foregoing restriction is expressly agreed to preclude the undersigned from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Undersigned’s Shares even if such Shares would be disposed of by someone other than the undersigned.  Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Undersigned’s Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such Shares.

Subject to the terms herein, the Lock-Up Period will commence on the Effective Date and continue until the 39-month anniversary of the Effective Date.

During the Lock-Up Period, the undersigned may sell the Undersigned’s Shares according to the following leak-out schedule: 10% of the Undersigned’s Shares released on each of the dates that are 9, 15, 21, 24, 27, 30, 33, 36 and 39 months after the Effective Date.

Notwithstanding the foregoing, the undersigned may transfer the Undersigned’s Shares provided that the recipient agrees to be bound in writing by the restrictions set forth herein.  The undersigned now has, and, for the duration of this Lock-Up Agreement will have, good and marketable title to the Undersigned’s Shares, free and clear of all liens, encumbrances, and claims whatsoever.  The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Undersigned’s Shares except in compliance with the foregoing restrictions.

The undersigned understands and agrees that this Lock-Up Agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors, and assigns.

This Lock-Up Agreement may be executed in two counterparts, each of which shall be deemed an original but both of which shall be considered one and the same instrument.

This Lock-Up Agreement will be governed by and construed in accordance with the laws of the State of California, without giving effect to any choice of law or conflicting provision or rule (whether of the State of California or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of California to be applied.  In furtherance of the foregoing, the internal laws of the State of California will control the interpretation and construction of this Lock-Up Agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

Very truly yours,

/s/ Shahbod Rastegar Shahbod Rastegar

Agreed to and Acknowledged:

Development Capital Group, Inc.

By:	/s/Jonathan Lindsay Name: Jonathan Lindsay Title: Director